AGREEMENT FOR FEE WAIVER, EXPENSE REIMBURSEMENT
                                  AND RECOVERY

      THIS AGREEMENT FOR FEE WAIVER, EXPENSE REIMBURSEMENT AND RECOVERY (this "Agreement") is entered into between First Defined Portfolio Fund LLC, a Delaware limited liability company (the "Company"), and First Trust Advisors L.P., an Illinois limited partnership ("FTA"), as of December 6, 2010.

                                  WITNESSETH:

       A. WHEREAS, the Company is a non-diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of separate portfolios set forth on Exhibit A attached hereto (each a "Fund," and collectively, the "Funds"). Each Fund constitutes a separate mutual fund with its own investment objectives and policies.

       B. WHEREAS, FTA is the investment adviser to the Funds and is responsible for the selection and ongoing monitoring of the securities in the Funds' portfolios and certain other services necessary for the management of the Funds and is paid an annual management fee by the Funds of 0.60% of the average daily net assets.

       C. WHEREAS FTA and the Company have previously entered into an Agreement for Fee Waiver, Expense Reimbursement and Recovery, as extended or amended from time to time (the "Prior Expense Reimbursement Agreement") pursuant to which FTA agreed to waive management fees and reimburse certain expenses to prevent a Fund's Expense Ratio (as defined below) from exceeding a particular Expense Cap (as defined below), subject to FTA's right to recover the amount of fees waived and expenses reimbursed a Fund for up to three years from the date the Fee or expense was incurred to the extent such restitution would not cause a Fund to exceed its Expense Cap for its current fiscal year. Such obligation of the Prior Expense Reimbursement Agreement will survive the termination of such agreement.

       D. WHEREAS, FTA proposes to continue to waive management fees and reimburse certain expenses to prevent a Fund's Expense Ratio (as defined below) from exceeding a particular Expense Cap and to retain its ability to recover the amount of fees waived and expenses reimbursed a Fund for up to three years from the date the Fee or expense was incurred to the extent such restitution would not cause a Fund to exceed its Expense Cap for its current fiscal year during the Recovery Period (as defined below) (including fees for which FTA would be eligible for restitution pursuant to the Prior Expense Reimbursement Agreement).

       E. WHEREAS, FTA and the Company desire to more fully describe and document the above-described fee waivers, expense reimbursements and recovery all in accordance with the terms and provisions hereinafter set forth.

          NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

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Section 1. Definitions. The following terms shall have the following definitions in this Agreement:

"Expense Ratio" is defined as a Fund's annual investment management fees and expenses (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, and extraordinary expenses), as a percentage of such Fund's daily net asset value.

"Expense Cap" shall be equal to an Expense Ratio of 1.37% for the First Trust Target Focus Four Portfolio and 1.47% for the other Funds listed on Exhibit A.

Section 2. Waiver of Fees and Reimbursement of Expenses. On a Fund by Fund basis, FTA will waive investment management fees payable to it by a Fund and/or reimburse a Fund for other expenses borne by such Fund so that each Fund will not exceed such Fund's respective Expense Cap in any given fiscal year, subject to FTA's right to recover such fees and expenses as provided in Section 3. The aggregate amount of investment management fees waived and expenses reimbursed for a Fund from time to time under this Agreement for a particular Fund shall collectively be referred to as the "Reimbursed Amount." The Reimbursed Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.

Section 3. Recovery. To the extent that the Expense Ratio of a particular Fund is less than such Fund's applicable Expense Cap, FTA may recover a portion of the Reimbursed Amount for such Fund equal to the amount of the Expense Cap less the actual Expense Ratio for such Fund (the "Recovered Amount") for up to three
(3) years from the date the fee or expense was incurred (the "Recovery Period"). The Recovered Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis. Under no circumstances, however, will FTA be eligible to recover any of the Reimbursed Amount if such recovery would cause the Expense Ratio for a particular Fund to exceed such Fund's Expense Cap for the current fiscal year. If during the Recovery Period, the Expense Cap is no longer in place, FTA may not recover any portion of the Reimbursed Amount if such recovery would cause the Fund's Expense Ratio to exceed the Fund's Expense Cap that was most recently in place. In addition, FTA may recover any amounts eligible for restitution to FTA under the terms and calculated and paid in the manner set forth in the Prior Expense Reimbursement Agreement. Notwithstanding anything to the contrary herein, the obligations set forth in this Section shall survive any termination of this Agreement.

Section 4. FTA's fund accounting department shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the Reimbursed Amount and the Recovered Amount on a monthly basis for each Fund.

Section 5.Term and Continuation. The Term of this agreement shall begin on December 6, 2010 and shall remain in effect, until December 6, 2012, and shall thereafter continue for additional one year periods provided that such continuance is approved by the vote of the majority of the Trustees of the Company who are not "interested persons" (as defined by the 1940 Act) of the Company.

Section 6. Notices. Any notice shall be sufficient when sent by registered or certified mail to the other party at the address of such party, set forth below such party's signature on this Agreement.

Section 7. Entire Agreement; Amendments. This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the parties, with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the parties, with respect to such subject matter. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto. No assignment by either party shall be of any force except with the prior written consent of the other party.

Section 8. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission. If any provision of this Agreement shall be held or made invalid by a court's decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

[The remainder of this page is intentionally left blank. Signature page to follow.]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                 FIRST DEFINED PORTFOLIO FUND, LLC.

By /s/ James A. Bowen                      By /s/ James A. Bowen
  -------------------------------------    -------------------------------------
   James A. Bowen,                          James A. Bowen, President
      Chief Executive Officer

Address: First Trust Advisors L.P.       Address: First Defined Portfolio
                                                    Fund, LLC
         120 East Liberty Drive,                  120 East Liberty Drive,
           Suite 400                                Suite 400
         Wheaton, Illinois 60187                  Wheaton, Illinois 60187
         Fax: (630) 517-7437                      Fax: (630) 517-7437
         Attention: W. Scott Jardine              Attention: W. Scott Jardine


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                                   EXHIBIT A

                                December 6, 2010

---------------------------------------  -------------------------------------
NAME OF FUND                             EXPENSE CAP
---------------------------------------  -------------------------------------
Target Managed VIP Portfolio             1.47%
---------------------------------------  -------------------------------------
The Dow Dart 10 Portfolio                1.47%
---------------------------------------  -------------------------------------
Global Dividend Target 15 Portfolio      1.47%
---------------------------------------  -------------------------------------
S&P Target 24 Portfolio                  1.47%
---------------------------------------  -------------------------------------
Nasdaq Target 15 Portfolio               1.47%
---------------------------------------  -------------------------------------
Value Line Target 25 Portfolio           1.47%
---------------------------------------  -------------------------------------
First Trust Target Focus Four Portfolio  1.37%
---------------------------------------  -------------------------------------
The Dow Target Dividend Portfolio        1.47%
---------------------------------------  -------------------------------------